Prospectus Supplement No. 1 (to Prospectus dated April 22, 2025)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-284257

ALEANNA, INC.

11,225,969 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates and supplements the prospectus of AleAnna, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 22, 2025, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-284257) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2025. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.0001 per share (the “Class A common stock”) and the public warrants representing the right to acquire one share of Class A common stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “ANNA,” and “ANNAW”, respectively. On August 15, 2025, the last reported sales price of the Common Stock was $4.24 per share, and the last reported sales price of our Public Warrants was $0.1599 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Class A common stock and Public Warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 15, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2025

ALEANNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41164	98-1582153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Crescent Court, Suite 1860 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(469) 396-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ANNA	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock	ANNAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 12, 2025, AleAnna, Inc. (the “Company”) held its 2025 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders were asked to consider and vote upon the proposals set forth below, each of which is more fully described in the Company’s definitive proxy statement for the Annual Meeting, which was filed with the Securities and Exchange Commission on April 29, 2025 (the “Proxy Statement”).

There were 66,605,254 shares of the Company’s common stock issued and outstanding at the close of business on April 24, 2025, the record date (the “Record Date”) for the Annual Meeting. At the Annual Meeting, there were 63,477,736 shares of the Company’s common stock present either by online or represented by proxy, representing 95.3% of the total outstanding shares of the Company’s common stock as of the Record Date.

A summary of the voting results for each proposal is set forth below.

Proposal No. 1 – Election of Directors

The stockholders re-elected Graham van’t Hoff and Duncan Palmer to serve as Class I directors until the 2028 Annual Meeting of Stockholders of the Company and until their successors have been duly elected and qualified or until their earlier resignation, death, or removal. The voting results were as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Graham van’t Hoff	63,360,147	99,530	18,059
Duncan Palmer	63,360,147	99,530	18,059

Proposal No. 2 – Ratification of the Selection of Independent Registered Public Accounting Firm

The stockholders approved and ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The voting results were as follows:

Votes For	Votes Against	Abstentions
63,477,614	121	1

Proposal No. 3 – Approval and Adoption of the AleAnna, Inc. 2025 Long-Term Incentive Plan

The stockholders approved and adopted the AleAnna, Inc. 2025 Long-Term Incentive Plan. The voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
63,318,161	141,515	1	18,059

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2025	AleAnna, Inc.

	By:	/s/ Tristan Yopp
		Name:	Tristan Yopp
		Title:	Chief Financial Officer